Exhibit 99.1

Frontiers in Oncology Publishes an Invited Review Highlighting Soluble TNF’s Impact on Breast Cancer

Neutralization of Soluble TNF may decrease progression of breast cancer and lessen resistance to breast cancer immunotherapy

LA JOLLA, Calif., April 23, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, announced publication of an invited review in Frontiers in Oncology: Tumor Necrosis Factor α Blockade: an Opportunity to Tackle Breast Cancer, by Dr. Roxana Schillaci, in the Lab of Molecular Mechanisms, Instituto de Biología y Medicina Experimental-CONICET, Argentina.

This publication is part of the evolving body of work by Dr. Schillaci and her team in the role of soluble TNF in resistance to oncology immunotherapies including trastuzumab and other therapies. Trastuzumab is the leading therapy for women with HER2+ breast cancer.  Dr. Schillaci’s has previously reported that women with MUC4 expressing HER2+ breast cancers are resistant to trastuzumab.

“This novel work was first presented at the San Antonio Breast Cancer Symposium in 2018,” said RJ Tesi MD, Chief Executive Officer of INmune Bio. “Dr. Schillaci showed that MUC4 expression is driven by soluble TNF.  When soluble TNF is neutralized with INB03, MUC4 expression is decreased and the cancer becomes sensitive to trastuzumab.”

“This review is one of the first to address the impact of TNFɑ on breast cancer subtypes progression and metastasis and to discuss the participation of soluble and transmembrane TNFɑ in breast cancer,” said Dr. Schillaci. “We demonstrate the potential efficacy of TNF blocking agents in the treatment of breast cancer because soluble TNF is involved in resistance to most of the breast cancer therapies, ranging from chemotherapy, hormone therapy to anti-checkpoint inhibitors.”

Dr. Schillaci’s work in MUC4 induced resistance to trastuzumab in women with HER2+ breast cancer is the basis for INMB’s planned Phase II trial in women with metastatic HER2+ breast cancer.  The article is part of a three article Research Topic in this issue of Frontiers in Oncology entitled, The Tumor Necrosis Factor Superfamily: an Increasing Role in Breast Cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (DN-TNF), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, DN-TNF and INKmune are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of this trial. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com